Exhibit 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS

FY2013 OPERATING RESULTS

FISCAL YEAR RESULTS SIGNIFICANTLY IMPACTED BY ASSET IMPAIRMENT AND RESTRUCTURING CHARGES RELATED TO FROZEN YOGURT OPERATIONS

DURANGO, Colorado (May 23, 2013) -- Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”) today reported its operating results for the fourth quarter and fiscal year ended February 28, 2013 (FY2013). The Company franchises/operates gourmet chocolate stores and manufactures an extensive line of premium chocolates and other confectionery products. The Company’s 60% owned subsidiary, U-Swirl, Inc., franchises and operates self-serve frozen yogurt cafes. Management will host an investor conference call today at 4:15 p.m. Eastern Time to discuss its operating results and other topics of interest (see details below).

FY2013 HIGHLIGHTS

●	Total revenue for FY2013 increased by 4.9 percent to $36.3 million, compared with $34.6 million in the fiscal year ended February 29, 2012.

●	Adjusted gross factory margin improved to 31.8 percent in FY2013, compared with 31.6 percent in FY2012.

●	Retail gross margin increased to 60.8 percent of retail sales, versus 59.1 percent of retail sales in the previous fiscal year.

●

Operating income, exclusive of non-recurring asset impairment and restructuring charges related to the sale of the Company’s frozen yogurt operations and the acquisition of a majority interest in U-Swirl, Inc., declined 11.4 percent in FY2013 when compared with FY2012 operating income.

●

Income before taxes declined 56.3 percent and net income attributable to Company shareholders decreased 61.9 percent in FY2013, primarily due to non-recurring losses on the sale of certain Aspen Leaf Yogurt long-lived assets and restructuring charges associated with the acquisition of a 60 percent majority interest in U-Swirl, Inc. Diluted earnings per share for the fiscal year ended February 28, 2013 declined to $0.24, versus $0.62 in the previous fiscal year.

●

The Company entered into a licensing agreement with Kellogg Company, a global consumer food products company, for the use of the Rocky Mountain Chocolate Factory trademark on certain specialty cereal brands.

●

The Company continued to move forward with its international expansion initiative. As of May 23, 2013, the number of Rocky Mountain Chocolate Factory stores open in Japan in accordance with the Master Licensing Agreement totaled 5.

●	The Company has signed licensing agreements for stores in South Korea and the Kingdom of Saudi Arabia, and the first store in South Korea opened in Seoul on May 20, 2013.

MANAGEMENT COMMENTS

“We were pleased with the operating and financial performance of our Rocky Mountain Chocolate Factory business segment during Fiscal 2013, which was strong despite being negatively affected by non-recurring and other costs associated with the restructuring of our frozen yogurt activities,” noted Bryan Merryman, Chief Operating Officer of Rocky Mountain Chocolate Factory, Inc. “Same-store sales increased for the third consecutive fiscal year, factory sales rose 4.5 percent, adjusted factory gross margin improved slightly to 31.8 percent of factory product sales, and retail gross margin increased by 1.7 percentage points to 60.8 percent of retail sales. Given a U.S. economy that remains sluggish and the amount of time that management had to devote to the restructuring of our yogurt operations, we consider these performance metrics quite acceptable.”

“While asset impairment and restructuring charges caused net income to decline significantly, we ended the fiscal year with a sharpened focus upon international, co-branding, licensing and other growth opportunities for Rocky Mountain Chocolate Factory and its nationally recognized brand. We also believe the sale of our frozen yogurt assets, resulting in our acquisition of a 60% equity interest in U-Swirl, Inc., which has 70 franchised and company-operated self-serve frozen yogurt stores in operation, greatly improved our prospects for profitability and growth in the frozen yogurt market. We believe that U-Swirl now has the “critical mass’ necessary to achieve profitability, and its management team can pursue organic growth and acquisition opportunities in the highly fragmented $25 billion frozen dessert industry.”

“International expansion, co-branding, licensing and factory sales to customers outside our franchised network represented bright spots during the most recent fiscal year,” continued Merryman. “Our master licensee in Japan opened 5 Rocky Mountain Chocolate Factory stores in Fiscal 2013. However, stores have opened in Japan at a slower pace than anticipated in the Master License Agreement, and we are currently in discussions with our master licensee regarding modifications to the Master License Agreement that may be necessary. Shortly after the end of Fiscal 2013, we announced the signing of license agreements for Rocky Mountain Chocolate Factory stores in South Korea and the Kingdom of Saudi Arabia, and we expect to pursue additional international opportunities in the current fiscal year. Our first store in South Korea opened in Seoul on May 20, 2013 and we are encouraged by the preliminary sales information.”

“On the co-branding front, U-Swirl recently opened its first co-branded U-Swirl Frozen Yogurt / Rocky Mountain Chocolate Factory store, and we expect this initiative to expand in coming months. We entered into a licensing agreement with Kellogg Company, one of the world’s largest consumer food products companies, which allows the use of our brand name on certain cereal products. The first such product is Kellogg’s Limited Edition “Rocky Mountain Chocolate Factory Chocolatey Almond’ cereal. We believe this licensing agreement illustrates the national recognition that our Rocky Mountain Chocolate Factory brand name has achieved among consumers over the past 32 years. Finally, factory sales to customers outside our network of franchised retail stores increased 4.0 percent in Fiscal 2013, and we will continue to pursue new customer relationships in this profitable channel in a manner that complements our franchised retail store network.”

“Fiscal 2014 has started out on a strong note, with same-store sales at our franchised and licensed stores rising approximately 2.0 percent from prior-year levels during March and April. Now that we have restructured our frozen yogurt operations, we expect the Company’s financial results to recover significantly in the fiscal year that ends February 28, 2014. Although we own a majority equity stake in U-Swirl and control a majority of U-Swirl’s board of directors, Rocky Mountain Chocolate Factory’s management team is no longer directly involved in self-serve frozen yogurt activities. This allows us to focus exclusively upon the growth potential of our domestic and international chocolate and confectionary manufacturing, franchising, licensing and co-branding activities.”

“Although we recorded over $2.6 million in non-recurring impairment and restructuring charges related to frozen yogurt activities in Fiscal 2013, we ended the year with a very strong balance sheet,” added Frank Crail, Founder and Chief Executive Officer of Rocky Mountain Chocolate Factory, Inc. “The Company remains debt-free, with working capital of approximately $9.0 million and a current ratio of 2.6-to-1. In May 2012, we announced a 10 percent increase in our quarterly cash dividend to $0.11 per share, and we are very comfortable with our current dividend policy, which has resulted in 11 cash dividend increases during the 39 consecutive quarters since we began paying dividends in September 2003. Cash flows provided by operating activities continue to exceed our cash requirements for capital expenditures and dividends, and we repurchased approximately 163,000 shares of our common stock at an average price of $10.50 per share during the most recent fiscal year.”

FY2013 OPERATING RESULTS

For the twelve months ended February 28, 2013 (FY2013), revenue increased 4.9 percent to approximately $36.3 million, compared with revenue of approximately $34.6 million in the previous fiscal year (FY2012). The revenue increase was attributable to higher sales of factory products, greater sales from Company-owned stores, an increase in royalty and marketing fees, and higher franchise fees.

Same-store sales at franchised retail outlets increased 0.2 percent in FY2013 when compared with same-store sales in FY2012.

Total factory sales increased 4.5 percent to approximately $24.7 million in FY2013, versus approximately $23.6 million in FY2012. The improvement in factory sales was primarily due to a 4.6 percent increase in purchases by the Company’s network of franchised and licensed retail stores and an increase of 4.0 percent in shipments of product to customers outside the Company’s network of franchised retail stores. Same-store pounds purchased by the Company’s network of franchised stores decreased 0.6 percent in FY2013 relative to the previous fiscal year. Factory adjusted gross margin improved slightly to 31.8 percent in FY2013, versus 31.6 percent in FY2012.

Royalties and marketing fees increased 6.9 percent to approximately $5.9 million in FY2013, compared with approximately $5.5 million in FY2012, due to an increase in royalties based on the Company’s purchase-based royalty structure, an increase in same-store sales, and higher royalties from co-branded stores, partially offset by a decrease in the average number of domestic franchised stores in operation. The average number of licensed (co-branded) stores in operation increased from 45 units in FY2012 to 53 units in FY2013.

Franchise fees increased to $294,000 in the most recent fiscal year, compared with franchise fees of $256,000 in the previous fiscal year, due primarily to an increase in international license fees, partially offset by a decrease in domestic franchise openings from 12 openings during FY2012 to 10 openings in FY2013.

Retail sales increased 4.1 percent to approximately $5.5 million in FY2013, from approximately $5.3 million in FY2012, due to an increase in the average number of Company-owned stores in operation, partially offset by the sale of three Rocky Mountain Chocolate Factory stores and the closing of one Company-owned Rocky Mountain Chocolate Factory store. Same-store sales at Company-owned locations increased 1.7 percent in FY2013 when compared with the previous fiscal year. Retail gross margin improved from 59.1 percent of retail sales in FY2012 to 60.8 percent of retail sales in FY2013.

The Company recorded a non-recurring, non-cash asset impairment charge of approximately $2.0 million in FY2013, primarily related to the write-down of company-owned store asset values in its Aspen Leaf Yogurt business segment. In addition to the impairment of assets, the Company recorded $635,000 in restructuring costs associated with its frozen yogurt business segment in FY2013.

Income from operations declined 56.6 percent to $2,540,000 in FY2013, compared with $5,853,000 in the previous fiscal year. However, excluding asset impairment and restructuring expenses, non-GAAP adjusted income from operations, a non-GAAP measure, decreased by 11.4 percent in FY2013 when compared with FY2012 (see table at end of this release for reconciliation of GAAP to non-GAAP operating income).

Primarily as a result of the non-recurring asset impairment and restructuring charges, along with a higher effective tax rate (47.7 percent vs. 34.4 percent) due to the tax consequences of acquiring a 60 percent majority interest in U-Swirl, Inc., net income attributable to the Company’s shareholders declined to $1,478,000, or $0.24 per basic and diluted share, in FY2013, compared with net income attributable to RMCF shareholders of $3,876,000, or $0.63 per basic and $0.62 per diluted share, in FY2012.

FOURTH QUARTER FY2013 OPERATING RESULTS

For the three months ended February 28, 2013 (fourth quarter of FY2013), revenue increased 1.6 percent to approximately $10.3 million, compared with revenue of approximately $10.1 million in the fourth quarter of FY2012.

Same-store sales at franchised retail outlets decreased 1.3 percent in the fourth quarter of FY2013 when compared with the fourth quarter of FY2012.

Total factory sales increased 1.8 percent to approximately $7.2 million in the fourth quarter of FY2013, versus approximately $7.0 million in the fourth quarter of FY2012. The improvement in factory sales was primarily due to a 7.3 percent increase in shipments of product to customers outside the Company’s network of franchised retail stores, partially offset by a 1.1 percent decrease in sales to domestic and international franchised and licensed stores and a decrease in the average number of domestic Rocky Mountain Chocolate Factory franchised stores in operation. Same-store pounds purchased by the Company’s network of franchised stores decreased 6.2 percent in the fourth quarter of FY2013 relative to the prior-year period.

Royalties and marketing fees increased 12.1 percent to $1,749,000 in the fourth quarter of FY2013, compared with $1,560,000 in the corresponding period of the previous fiscal year. This increase was primarily the result of inclusion of U-Swirl, Inc. revenues for a portion of the quarter.

Franchise fees increased to $47,000 in the fourth quarter of FY2013, from $28,000 in the prior-year period.

Retail sales declined to $1,330,000 in the fourth quarter of FY2013, from $1,506,000 in the prior-year period, primarily due to the restructuring of the Company’s frozen yogurt operations. The average number of Company-owned stores in operation declined from 16 in the fourth quarter of FY2012 to 11 in the fourth quarter of FY2013. Same-store sales at Company-owned stores increased 0.1 percent in the fourth quarter of FY2013 when compared with the fourth quarter of the previous fiscal year.

Net income attributable to Company shareholders for the fourth quarter of FY2013 declined to $96,000, or $0.02 per basic and diluted share, from $1,320,000, or $0.22 per basic and $0.21 per diluted share, in the prior-year period. The decline in net income was largely due to restructuring and asset impairment charges, along with higher general and administrative costs, associated with the restructuring of the Aspen Leaf Yogurt business segment, in the fourth quarter of FY2013, along with a sharply higher effective tax rate due to the tax consequences of acquiring a 60% majority interest in U-Swirl, Inc.

During the fourth quarter of FY2013, franchisees opened new Rocky Mountain Chocolate Factory stores in Clinton Township, MI; Nanaimo, BC Canada; and Abu-Dhabi, and one Cold Stone Creamery co-branded store in Roseville, MI. A complete list of stores is available on the Company’s websites at www.rmcf.com and www.u-swirl.com.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.11 per share, payable June 14, 2013 to shareholders of record on June 4, 2013. The annualized dividend of $0.44 per share provides a current yield of 3.3% to shareholders, based upon the closing price of RMCF shares on the Nasdaq Global Market on May 22, 2013.

Investor Conference Call

The Company will host an investor conference call today, May 23, 2013 at 4:15 p.m. EDT to discuss its operating results for the quarter and fiscal year ended February 28, 2013, along with other topics of interest. To access the conference call, please dial 877-374-8416 (international participants dial 412-317-6716) approximately five minutes prior to 4:15 p.m. EDT and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call”. A replay of the conference call will be available one hour after completion of the call until Thursday, May 30, 2013 at 5:00 p.m. EDT by dialing 877-344-7529 (international callers dial 412-317-0088) and entering the conference I.D. #10029247.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company’s 60% owned subsidiary, U-Swirl, Inc., also franchises and operates self-serve frozen yogurt cafes. As of May 22, 2013 the Company, its subsidiaries and its franchisees operated 459 Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores in 42 states, Canada, Japan, South Korea and the United Arab Emirates. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF.” The common stock of U-Swirl, Inc. trades on the OTCQB market under the symbol “SWRL.”

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s co-branding agreement with Cold Stone Creamery Brands, the success of international expansion efforts, including but not limited to new store openings, the success of the frozen yogurt restructuring and U-Swirl, Inc. and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during
	three months ended	Stores open as of
	February 28, 2013	February 28, 2013
United States
Rocky Mountain Chocolate Factory
Franchise Stores	1	229
Company-Owned Stores	0	6
Cold Stone Creamery	1	55
U-Swirl, Inc.
Franchise Stores		54
Company-Owned Stores		14
International License Stores	2	66
Total	4	424

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	Three Months Ended February 28 or 29,		Three Months Ended February 28 or 29,
	2013	2012	2013	2012
Revenues
Factory sales	$7,166	$7,039	69.6%	69.5%
Royalty and marketing fees	1,749	1,560	17.0%	15.4%
Franchise fees	46	28	0.4%	0.3%
Retail sales	1,330	1,506	12.9%	14.9%
Total Revenues	10,291	10,133	100.0%	100.0%

Costs and expenses
Cost of sales	5,494	5,417	53.4%	53.5%
Franchise costs	521	421	5.1%	4.2%
Sales and marketing	621	458	6.0%	4.5%
General and administrative	1,457	788	14.2%	7.8%
Retail operating	804	901	7.8%	8.9%
Depreciation and amortization	243	198	2.4%	2.0%
Impairment of long-lived assets	34	-	0.3%	0.0%
Restructuring charges	635	-	6.2%	0.0%
Total Costs and Expenses	9,809	8,183	95.3%	80.8%

Income from operations	482	1,950	4.7%	19.2%

Interest income	11	13	0.1%	0.1%

Income before income taxes	493	1,963	4.8%	19.4%

Provision for income taxes	525	643	5.1%	6.3%

Consolidated Net income	(32)	1,320	-0.3%	13.0%

Less: Net (loss) income attributable to non-controlling interest	(128)	-	-1.2%	0.0%

Net income attributable to RMCF	$96	$1,320	0.9%	13.0%

Basic Earnings Per Common Share	$0.02	$0.22

Diluted Earnings Per Common Share	$0.02	$0.21

Weighted Average Common Shares Outstanding	6,058,768	6,138,001

Dilutive Effect of Employee Stock Options	124,217	153,442

Weighted Average Common Shares Outstanding, Assuming Dilution	6,182,985	6,291,443

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	Year Ended February 28 or 29,		Year Ended February 28 or 29,
	2013	2012	2013	2012
Revenues
Factory sales	$24,651	$23,597	67.9%	68.1%
Royalty and marketing fees	5,877	5,496	16.2%	15.9%
Franchise fees	294	256	0.8%	0.7%
Retail sales	5,493	5,278	15.1%	15.2%
Total Revenues	36,315	34,627	100.0%	100.0%

Costs and expenses
Cost of sales	18,955	18,309	52.2%	52.9%
Franchise costs	2,080	1,796	5.7%	5.2%
Sales and marketing	1,939	1,684	5.3%	4.9%
General and administrative	3,847	3,045	10.6%	8.8%
Retail operating	3,372	3,189	9.3%	9.2%
Depreciation and amortization	935	751	2.6%	2.2%
Impairment of long-lived assets	2,012	-	5.5%	0.0%
Restructuring charges	635	-	1.7%	0.0%
Total Costs and Expenses	33,775	28,774	93.0%	83.1%

Income from operations	2,540	5,853	7.0%	16.9%

Interest income	44	59	0.1%	0.2%

Income before income taxes	2,584	5,912	7.1%	17.1%

Provision for income taxes	1,234	2,036	3.4%	5.9%

Consolidated Net income	1,350	3,876	3.7%	11.2%

Less: Net (loss) income attributable to non-controlling interest	(128)	-	-0.4%	0.0%

Net income attributable to RMCF	$1,478	$3,876	4.1%	11.2%

Basic Earnings Per Common Share	$0.24	$0.63

Diluted Earnings Per Common Share	$0.24	$0.62

Weighted Average Common Shares Outstanding	6,078,575	6,111,480

Dilutive Effect of Employee Stock Options	140,426	183,599

Weighted Average Common Shares Outstanding, Assuming Dilution	6,219,001	6,295,079

GAAP RECONCILIATION

ADJUSTED INCOME FROM OPERATIONS

(in thousands)

	Year ended February 28 or 29,		Change
	2013	2012
GAAP: Income from Operations	$2,540	$5,853	-56.6%
Impairment and Restructuring	2,647	-
Non-GAAP Adjusted income from operations:	$5,187	$5,853	-11.4%